Exhibit 99.1

Gleacher & Company Announces Appointment of Chief Restructuring Officer

Company Hires Capstone Advisory Group

Company Exits Investment Banking Business

NEW YORK, NY—June 4, 2013— Gleacher & Company, Inc. (Nasdaq: GLCH) today announced that Christopher J. Kearns of Capstone Advisory Group, LLC (“Capstone”) has been appointed as the Company’s Chief Restructuring Officer and Chief Executive Officer.  In this capacity, Mr. Kearns will serve as the Company’s principal executive officer.  Mr. Kearns, age 56, has been an Executive Director and Manager of Capstone, a leading restructuring and transaction advisory firm, since 2004. Prior to co-founding Capstone, Mr. Kearns was a Senior Managing Director at the Policano & Manzo legacy practice of FTI Consulting and a predecessor firm from 1991 to 2004.  Mr. Kearns will remain employed by Capstone while serving as the Company’s Chief Restructuring Officer and Chief Executive Officer.

Gleacher also announced that it has retained Capstone to assist the Company with its restructuring process, including evaluating strategic alternatives and providing restructuring advice and assistance.  Capstone’s services will be supervised by Mr. Kearns, in his capacity as the Company’s Chief Restructuring Officer.

In addition, Gleacher announced that it will exit its Investment Banking business effective immediately. Exiting this business will affect approximately 20 investment banking personnel.  The Company is currently investigating several strategic alternatives in order to preserve and maximize stockholder value, including: continuing the wind-down of the Company’s remaining operations and making a distribution of the proceeds to stockholders; continuing to pursue a strategic alternative with a third party, such as a merger or sale of the Company; and reinvesting the Company’s liquid assets in favorable opportunities.

Forward-Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.  These statements include the expectations regarding the Company’s restructuring process.  The Company’s forward-looking statements are subject to various risks and uncertainties, including uncertainties regarding the Company’s restructuring and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc.	Marcia Horowitz
Investor Relations	Rubenstein Associates
212.273.7100	212.843.8014